EXHIBIT 32

SECTION 1350 CERTIFICATIONS

Each of the undersigned hereby certifies that to his knowledge the quarterly report on Form 10-Q for the fiscal period ended September 30, 2009 of The Allstate Corporation filed with the Securities and Exchange Commission fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition and result of operations of The Allstate Corporation.

November 4, 2009

/s/ Thomas J. Wilson

Thomas J. Wilson

Chairman of the Board,

President and

Chief Executive Officer

/s/ Don Civgin

Don Civgin

Senior Vice President and Chief Financial Officer

E-5